CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 33-73454) of Asante Technologies, Inc. of our report dated October 24, 1997, appearing in this Annual report on Form 10-K. We also consent to the incorporation by reference of our report on the Financial Statement Schedule, which appears in this Annual Report on Form 10-K.


PRICE WATERHOUSE LLP

San Jose, California
December 19, 1997